Exhibit 10.3.2

Amendment to the Nasdaq Stock Market, Inc. Equity Incentive Plan

Effective December 13, 2006, the Nasdaq Stock Market, Inc. Equity Incentive Plan (the “Equity Plan”) is amended as set forth below:

Section 2(l) of the Equity Plan is amended to read in its entirety:

“Fair Market Value” with respect to the Shares, as of any date, shall mean the closing sale price at the regular trading session reported for such Shares on The Nasdaq Stock Market on such date or, if no closing sale price is reported on such date, the closing sale price reported on the next succeeding date on which a closing sale price is reported.”

Except as provided above, the Equity Plan shall remain in full force and effect.

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